EXHIBIT 3.2



                            CERTIFICATE TO SET FORTH
             DESIGNATIONS, VOTING POWERS, PREFERENCES, LIMITATIONS,
            RESTRICTIONS AND RELATIVE RIGHTS OF SERIES D-2 AMORTIZING
        CONVERTIBLE PERPETUAL PREFERRED STOCK, $0.001 PAR VALUE PER SHARE
     IT  IS  HEREBY  CERTIFIED  THAT:

     I. The name of this corporation is SpaceDev, Inc. (this "Corporation"), a Colorado corporation.

     II. The articles of incorporation of this Corporation, as amended, authorizes the issuance of shares of Preferred Stock, $0.001 par value per share, and expressly vests in the Board of Directors of this Corporation the authority provided therein to issue all of said shares in one or more series by resolution or resolutions, to establish the designation and number of shares of each series, and to fix the relative rights and preferences of each Series to be issued.

     III. The Board of Directors of this Corporation, pursuant to the authority expressly vested in it, has duly adopted the following resolutions authorizing a series of preferred stock to be designated the "Series D-2 Amortizing Convertible Perpetual Preferred Stock":

     BE IT RESOLVED, that the Board of Directors does hereby provide that a portion of the authorized shares of preferred stock of this Corporation shall be designated as a separate series possessing the relative rights, preferences and limitations set forth below:

       TERMS OF SERIES D AMORTIZING CONVERTIBLE PERPETUAL PREFERRED STOCK

     Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

     "Additional Series D Preferred Stock" means shares of Series D Preferred Stock issued on a Subsequent Issue Date.

     "Alternate Consideration" shall have the meaning set forth in Section 7(c).

     "Amortization Price" means the average if the VWAPs for the 10 Trading Days immediately prior to the Monthly Optional Redemption Date.

     "Bankruptcy Event" means any of the following events: (a) this Corporation or any "Significant Subsidiary" (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to this Corporation or any Significant Subsidiary thereof; (b) there is commenced against this Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) this Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) this Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not


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discharged  or  stayed  within  60 days; (e) this Corporation or any Significant
Subsidiary thereof makes a general assignment for the benefit of creditors; (f) this Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) this Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

     "Business  Day"  shall  have  the  meaning  given  in  Section  12(g).

     "Buy-In"  shall  have  the  meaning  set  forth  in  Section  6(d)(iii).

     "Certificate of Designations" means this Certificate to Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions and Relative Rights of Series D-2 Amortizing Convertible Perpetual Preferred Stock, $0.001 Par Value per Share.

     "Change of Control Transaction" means the occurrence after the Original Issue Date of any of (i) an acquisition by an individual or legal entity or "group" (as described in Rule 13d 5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of this Corporation, by contract or otherwise) of in excess of 33% of the voting securities of this Corporation, or (ii) this Corporation or any Subsidiary merges into or consolidates with any other Person, or any Person merges into or consolidates with this Corporation or any Subsidiary and, after giving effect to such transaction, the shareholders of this Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of this Corporation or the successor entity of such transaction, or (iii) this Corporation sells or transfers directly or through its Subsidiaries all or substantially all of its assets (on a consolidated basis) to another Person or Persons in a single transaction or a series of related transactions and the shareholders of this Corporation immediately prior to such transaction or transactions own (directly or indirectly) less than 66% of the aggregate voting power of the acquiring entity or entities immediately after the transaction or series of transactions, (iv) a replacement at one time or within a one year period of more than one half of the members of this Corporation's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the Original Issue Date (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the Original Issue Date), or (v) the execution by this Corporation of an agreement to which this Corporation is a party or by which it is bound, providing for any of the events set forth above in (i) or (iv). In no event shall the consummation of the transactions contemplated by the Starsys Merger Agreement be deemed a Change of Control Transaction.

     "Commission"  means  the  Securities  and  Exchange  Commission.

     "Common Stock" means this Corporation's common stock, par value $.0001 per share, and capital stock of any other class into which the Common Stock may hereafter have been reclassified or changed into.

     "Common Stock Equivalents" means any securities of this Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

     "Conversion Amount" means the aggregate Stated Value of the Series D-2 Preferred Stock at issue.

     "Conversion  Date"  shall  have  the  meaning  set  forth  in Section 6(a).

     "Conversion  Price"  shall  have  the  meaning  set  forth in Section 6(b).

     "Conversion Shares" means, collectively, the shares of Common Stock into which the shares of Series D-2 Preferred Stock are convertible in accordance with the terms hereof.

     "Conversion Shares Registration Statement" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of Conversion Shares, and other shares issuable pursuant to the Transaction Documents by the Holder, who shall be named as a "selling shareholder" in the prospectus, as supplemented from time to time, which forms a part thereof, all as provided in, and subject to the terms and conditions of, the Registration Rights Agreement.

     "Dividend  Payment  Date" shall have the meaning set forth in Section 3(a).

     "Dividend Period" means each calendar quarter; provided that the initial Dividend Period for any shares of Series D-2 Preferred Stock shall be the Issue Date thereof to and including the last day of the calendar quarter in which such Issue Date occurs.

     "Dividend  Share  Amount" shall have the meaning set forth in Section 3(a).

     "Dividend Price" means the arithmetic mean of the VWAP's for the 10 Trading Days immediately prior to the Dividend Payment Date.

     "Effective Date" means with respect to a Conversion Shares Registration Statement, the date that such Conversion Shares Registration Statement becomes effective.

     "Equity Conditions" shall mean, during the period in question, (i) this Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of Holders, if any,
(ii) all liquidated damages and other amounts owing to Holders in respect of the Series D Preferred Stock shall have been paid; (iii) there is an effective Conversion Shares Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder (as the same may have been amended from time to time) to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (other than shares of Common Stock relating to unissued shares of Additional Series D Preferred Stock and unissued Warrants), and this Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future, (iv) the Common Stock is trading on a Trading Market and all of the shares of Common Stock issuable pursuant to the Transaction Documents (other than shares relating to unissued shares of Series D Preferred Stock) are listed for trading on a Trading Market (and this Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of the Minimum Number of shares of Common Stock issuable pursuant to the Transaction Documents, (vi) there is then existing no Triggering Event or event which, with the passage of time or the giving of notice, would constitute a Triggering Event, (vii) the issuance of the shares in question to the Holder would not violate the limitations set forth in
Section 6(c), (viii) for a period of 20 consecutive Trading Days immediately prior to the applicable date in question, the daily average dollar volume for the Common Stock on the Trading Market exceeds $100,000 per Trading Day with a VWAP for each such Trading Day equal to or greater than $1.50 per share (subject to adjustment for forward and reverse stock splits and the like) and (ix) no public announcement of a pending or proposed Fundamental Transaction, Change of Control Transaction or acquisition transaction has occurred that has not been consummated.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Forced  Conversion  Notice"  has  the  meaning  set  forth  in  Section 9.

     "Forced  Conversion  Notice  Date"  has the meaning set forth in Section 9.

     "Fundamental Transaction" shall have the meaning set forth in Section 7(c).

     "GAAP" means United States generally accepted accounting principles applied on a consistent basis during the periods involved.

     "Holder"  and  "Holders" shall have the meaning given such terms in Section
2.

     "Issue Date" means with respect to any shares of Series D Preferred Stock, the date such share is originally issued.

     "Junior Securities" means the Common Stock and all other equity or equity equivalent securities of this Corporation other than those securities that are
(a) outstanding on the Original Issue Date and (b) which are explicitly senior or pari passu in rights or liquidation preference to the Series D Preferred Stock.

     "LIBOR" means, for each Dividend Period (i) the six-month London Interbank Offered Rate for deposits in U.S. dollars, as shown on the Trading Day immediately prior to the beginning of such Dividend Period in The Wall Street Journal (Eastern Edition) under the caption "Money Rates - London Interbank Offered Rates (LIBOR)"; or (ii) if The Wall Street Journal does not publish such rate, the offered one-month rate for deposits in U.S. dollars which appears on the Reuters Screen LIBO Page as of 10:00 a.m., New York time, the Trading Day immediately prior to the beginning of such Dividend Period, provided that if at least two rates appear on the Reuters Screen LIBO Page on any such Trading Day, the "LIBOR" for such day shall be the arithmetic mean of such rates.

     "Liens" means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other transfer restriction other than restrictions intended to secure compliance with applicable securities laws.

     "Liquidation"  shall  have  the  meaning  given  such  term  in  Section 5.

     "Liquidation  Funds"  has  the  meaning  set  forth  in  Section  5.

     "Maximum Rate" means, with respect to any rate or amount, the maximum rate or amount, as the case may be, permitted by applicable law.

     "Minimum Number" means as of any date, the maximum aggregate number of shares of Common Stock then issuable or potentially issuable in the future pursuant to the Transaction Documents including any underlying shares issuable upon exercise or conversion in full of all Warrants, Preferred Stock Warrants and outstanding shares of Series D Preferred Stock, ignoring any conversion or exercise limits set forth herein or therein, and assuming that any previously unconverted shares of Series D Preferred Stock are held until the third anniversary from the date of determination and all dividends (assuming LIBOR and VWAP stay fixed at the rate in effect as of the date of determination) are paid in shares of Common Stock until such third anniversary, ignoring the limitation on the number of shares of Common Stock issuable hereunder or thereunder.

     "Monthly Optional Redemption Amount" means with respect to all shares of Series D-2 Preferred Stock, 1/54th of the aggregate Stated Value of the shares of Series D-2 Preferred Stock issued on such date.

     "Monthly  Optional  Redemption  Date"  has the meaning set forth in Section
8(d)

     "Monthly Optional Redemption Notice" has the meaning set forth in Section 8(d).

     "Monthly  Optional  Redemption  Notice  Date"  has the meaning set forth in
Section  8(d).

     "New  York Courts" shall have the meaning given such term in Section 12(d).

     "Notice of Conversion" shall have the meaning given such term in Section 6(a).

     "Optional  Redemption"  shall  have  the meaning set forth in Section 8(a).

     "Optional  Redemption  Date"  shall  have  the meaning set forth in Section
8(a).

     "Optional Redemption Amount" shall mean with respect to a share of Series D-2 Preferred Stock, the sum of (a) (i) 115%, if the Optional Redemption Date is prior to the 9-month anniversary of the Issue Date, (ii) 110%, if the Optional Redemption Date is on or after the 9-month anniversary of the Issue Date but prior to the 24-month anniversary of the Issue Date and (iii) 100% if the Optional Redemption Date is on or after the 24-month anniversary of the Issue Date, in each case of the Stated Value of such share of Series D-2 Preferred
Stock  to  be redeemed, (b) accrued but unpaid dividends on such share of Series

D-2 Preferred Stock and (c) all liquidated damages and other amounts due in respect of such share of Series D-2 Preferred Stock.

     "Original Issue Date" shall mean the date of the issuance of the shares of the Series D-1 Preferred Stock.

     "Pari  Passu  Shares"  has  the  meaning  set  forth  in  Section  5.

     "Permitted Indebtedness" shall mean (a) the indebtedness of this Corporation and its Subsidiaries existing on the Original Issue Date; (b) indebtedness for borrowed money however denominated and preferred stock or debt securities, payment of which is expressly subordinate to the Series D Preferred Stock; (c) capitalized lease obligations; (d) the Starsys Bank Debt and until July 22, 2006, up to $250,000 of Shareholder Loans (as that term is defined in the Starsys Merger Agreement); (e) Series D Preferred Stock; and (f)
indebtedness incurred to finance a specific project or contract of this Corporation, provided such project or contract is related to this Corporation's business, is approved by this Corporation's Board of Directors as in the best interest of this Corporation, and does not exceed 15% of the amount of such project or contract and, if secured, is secured solely by assets of such project or contract and not the assets generally used by this Corporation in its operations; (g) indebtedness to finance an acquisition provided such acquisition is of assets or a business which is synergistic with the business of this Corporation, is approved by this Corporation's Board of Directors as in the best interest of this Corporation, is accretive to this Corporation and, if such indebtedness is secured, is secured solely by assets acquired; and (h) indebtedness by and between a Subsidiary and the Corporation.

     "Permitted Lien" shall mean the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of this Corporation) have been established in accordance with GAAP and (b) Liens imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens, statutory landlords' Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of this Corporation and its consolidated Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien; (c) Liens on assets of Starsys securing the Starsys Bank Debt; (d) Liens securing indebtedness under clauses (a), (c) and (d) of the definition of Permitted Indebtedness; (e) Liens under government contracts entered into in the ordinary course of business; (f) Liens on assets of the specific project or contract to secured indebtedness under clause (f) of the definition of Permitted Indebtedness; and (g) Liens on assets acquired to secured acquisition indebtedness under clause (g) of the definition of Permitted Indebtedness.

     "Person"  means  a  corporation,   an   association,   a   partnership,  an
organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

"Preferred  Stock  Warrant"  shall  have  the  meaning  given  in  the  Purchase
Agreement.

"Purchase Agreement" means the Securities Purchase Agreement, dated as of the Original Issue Date, to which this Corporation and the Holders on the Original Issue Date are parties, as amended, modified or supplemented from time to time in accordance with its terms.
     "Purchaser" or "Purchasers" means the parties to the Purchase Agreement other than this Corporation, and any permitted assignee of such party.

     "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, to which this Corporation and the Holders on the Original Issue Date are parties, as amended, modified or supplemented from time to time in accordance with its terms.

     "Securities" means, without duplication, the Series D Preferred Stock, the Warrants, the Preferred Stock Warrants, the Warrant Shares and the Underlying Shares.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Series C Preferred Stock" means this Corporation's series of preferred stock designated the "Series C Cumulative Convertible Preferred Stock".

     "Series D Preferred Stock" means this Series D-2 Preferred Stock plus such additional consecutively numbered Series D denominated preferred stock of this Corporation which the Board of Directors shall authorize and designate from time to time pursuant to the Transaction Documents.

     "Series  D-2  Preferred  Stock"  shall  have the meaning given such term in
Section  2.

     "Series D Preferred Stock Register" shall have the meaning given in Section 12(c).

     "Share  Delivery  Date"  shall  have the meaning given such term in Section
6(d).

     "Significant Subsidiary" shall have the meaning given to such term in the definition of "Bankruptcy Event" in this Section 1(a).

     "Starsys"  means  Starsys  Research  Corporation,  a  Colorado corporation.

     "Starsys Bank Debt" means the indebtedness (including related amounts) of Starsys to Vectra Bank Colorado existing at the time of the merger of Starsys with a subsidiary of this Corporation pursuant to and in accordance with the Starsys Merger Agreement.

     "Starsys Merger" means the merger contemplated by the Starsys Merger Agreement.

     "Starsys Merger Agreement" means the Agreement and Plan of Merger and Reorganization dated as of October 24, 2005 by and among the Company, Monoceros Acquisition Corporation, a wholly-owned subsidiary of this Corporation, Starsys and its key shareholders and shareholder agent.

     "Stated  Value"  shall  have  the  meaning  given  such  term in Section 2.

     "Subsequent Issue Date" means any Issue Date other than the Original Issue Date.

     "Subsidiary"  means  any  subsidiary  of  this  Corporation.

     "Threshold  Period"  has  the  meaning  set  forth  in  Section  9.

     "Trading Day" means a day on which the Common Stock is traded on a Trading Market.

     "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

     "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

     "Triggering  Event"  shall  have  the  meaning  set forth in Section 10(a).

     "Triggering Redemption Amount" for each share of Series D-2 Preferred Stock means the sum of (i) the greater of (A) 130% of the Stated Value and (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then Conversion Price,
(ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other amounts due in respect of such share of Series D-2 Preferred Stock except in the case of a Triggering Event described in clause (xiii) of Section 10(a), the Triggering Redemption Amount for each share of Series D-2 Preferred Stock shall be the sum of (x) 100% of the Stated Value, (y) all accrued but unpaid dividends thereon and (z) all liquidated damages and other amounts due in respect of such share of Series D-2 Preferred Stock.

     "Triggering  Redemption  Payment  Date" shall have the meaning set forth in
Section  10(a)(xi).

     "Variable Rate Transaction" means any transaction in which this Corporation issues or sells (a) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (i) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (ii) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of this Corporation or the market for the Common Stock or (b) enters into any agreement, including, but not limited to, an equity line of credit, whereby this Corporation may sell securities at a price determined or determinable after the date of the applicable agreement. For avoidance of doubt, the transactions contemplated by the Starsys Merger Agreement shall not be deemed a Variable Rate Transaction.

     "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time);
(b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders holding a majority of outstanding shares of Series D-2 Preferred Stock and reasonably acceptable to this Corporation.

     "Warrant"  shall  have  the  meaning  set  forth in the Purchase Agreement.

     (b) Rules of Construction. For all purposes of this Certificate of Designations, except as otherwise expressly provided or unless the context otherwise requires:

          (i) all references in this Certificate of Designations to designated "Sections" and other subdivisions are to the designated Sections and other subdivisions of this Certificate of Designations.

          (ii) the words "include," "includes," and "including" shall be deemed to be followed by "without limitation";

          (iii) pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender; (iv) whenever the singular number is used, if required by the context, the same shall include the plural, and vice versa;

          (v) the words "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision hereof, or to the articles of incorporation as a whole except as otherwise referenced; and

          (vi) all accounting terms shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

     Section 2. Designation, Amount and Stated Value. The series of preferred stock designated by this resolution shall be this Corporation's Series D-2 Amortizing Convertible Perpetual Preferred Stock (the "Series D-2 Preferred Stock") and the number of shares so designated shall be 2,500 (which shall not be subject to increase without the consent of all of the record holders of the Series D-2 Preferred Stock (each, a "Holder" and collectively, the "Holders") and when the context so requires, the Holders of any of the Series D Preferred

Stock). Each share of Series D-2 Preferred Stock shall have a par value of $.001 per share and a stated value equal to $1,000 (the "Stated Value").

     Section  3.  Dividends.

     (a) Dividends in Cash or in Kind. Holders shall be entitled to receive and this Corporation shall pay, cumulative preferential dividends at the rate per share (as a percentage of the Stated Value per share) at the rate per annum equal to LIBOR for the applicable Dividend Period plus 4.0% (subject to increase pursuant to this Section 3(a)) quarterly on each January 1, April 1, July 1 and October 1 (beginning, with respect to the Series D-2 Preferred Stock on the first such date after the Issue Date thereof) and on any Conversion Date thereof (except in each case that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day) (each a "Dividend Payment Date"); provided, however, that commencing with the 6-month anniversary of the Issue Date, the dividend rate on each month's Monthly Optional Redemption Amount, to the extent the same has not been redeemed pursuant to Section 8(d), shall be increased to 15% effective as of the Monthly Optional Redemption Notice Date; and provided further, that the dividend rate on all outstanding shares of Series D-2 Preferred Stock shall be increased to the greater of 15% and LIBOR plus 10% commencing at the beginning of the 37th month following the Issue Date for such shares of Series D-2 Preferred Stock. Dividends shall be paid in cash or, if the Equity Conditions have been met, at the Company's option, in shares of Common Stock as set forth in this Section 3(a), or a combination thereof (the dollar amount to be paid in shares of Common Stock, the "Dividend Share Amount"). If the Company shall elect to pay all or any portion of a quarterly dividend in shares of Common Stock, the number of shares to be issued in payment of the Dividend Share Amount to each Holder shall be determined by multiplying the Dividend Share Amount payable to such Holder by 112% and dividing the product obtained by the Dividend Price. If funds are not legally available for the payment of dividends and the Equity Conditions have not been met then, subject to the late fee referred to below and Section 10, such dividends shall accrue to the next Dividend Payment Date. The Holders shall have the same rights and remedies with respect to the delivery of any shares in payment of a dividend as if such shares were being issued pursuant to Section 6. If at any time this Corporation elects to pay dividends in Common Stock, this Corporation must provide the Holders with at least 20 Trading Days' prior notice of its election to pay a regularly scheduled dividend in Common Stock. Dividends on the Series D-2 Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily during each Dividend Period, and shall be deemed to accrue whether or not earned or declared and whether or not there are profits, surplus or other funds of this Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time this Corporation pays dividends partially in cash and partially in shares of Common Stock, then the cash and shares shall be distributed pro rata in repect of each outstanding share of Series D-2 Preferred Stock. Any dividends, whether paid in cash or shares, that are not paid within three Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum (or the Maximum Rate, if less), such fees to accrue daily, from the Dividend Payment Date through and including the date of payment. For the avoidance of doubt, failure to pay a quarterly dividend as provided herein shall constitute a failure to perform a covenant and a breach of this Certificate of Designations and the Transaction Documents. At any time this Corporation delivers a notice to the Holders of its election to pay all or any portion of the dividends in shares of Common Stock, this Corporation shall file a prospectus supplement pursuant to Rule 424 promulgated under the Securities Act disclosing such election.

     (b) So long as any Series D-2 Preferred Stock shall remain outstanding, this Corporation shall not, and shall not cause or permit its Subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities. So long as any Series D-2 Preferred Stock shall remain outstanding, neither this Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution (other than dividends or distributions on Series D Preferred Stock or other Pari Passu Shares in proportion to the amount owed thereon) upon, nor shall any distribution be made in respect of, any Junior Securities so long as any dividends due on the Series D Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities. The various series of Series D Preferred Stock shall rank pari passu with each other and the Series C Preferred Stock shall rank pari passu with the various series of Series D Preferred Stock both as to dividends and Liquidation and all such shares shall be Pari Passu Shares.

     (c) This Corporation acknowledges and agrees that it shall not create any special reserves in the shareholder equity section of its balance sheet or with respect to shares of its capital stock that would limit its ability to pay dividends on the Series D Preferred Stock and if this Corporation shall for any reason, become subject to this Corporation law of another jurisdiction or the Colorado Business Corporation Act (or, if this Corporation is subject thereto by virtue of Section 2115 thereof, the California Corporation Code) shall be amended so as to require a reserve from which dividends cannot be paid, that this Corporation will not create such a reserve under such circumstances in excess of the minimum required by such law or change. In addition, this Corporation shall not increase the par value of any of its shares of capital stock outstanding on the date this Certificate of Designations is filed with the Secretary of State of Colorado.

     Section 4. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Series D-2 Preferred Stock shall have no voting rights. However, so long as any shares of Series D-2 Preferred Stock are outstanding, this Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of Series D-2 Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series D-2 Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to or pari passu with the Series D Preferred Stock (other than each series of Series D Preferred Stock authorized and designated pursuant to the Transaction Documents), (c) amend its articles of incorporation or other charter documents so as to affect adversely any rights of the Holders (for the avoidance of doubt, other than the filing of amendments to this Corporation's articles of incorporation to file a certificate of designations for any other series of Series D Preferred Stock authorized and designated pursuant to the Transaction Documents), (d) increase the authorized number of shares of Series D-2 Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

     Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of this Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of this Corporation, whether such assets are capital or surplus (the "Liquidation Funds"), for each share of Series D-2 Preferred Stock an amount equal to the Stated Value per share plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of this Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full, provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Series D-2 Preferred Stock and holders of shares of other classes or series of preferred stock of this Corporation that are of equal rank with the Series D-2
Preferred Stock as to payments of Liquidation Funds (the "Pari Passu Shares"), then each record holder of Series D-2 Preferred Stock and each holder of Pari Passu Shares shall receive a percentage of the Liquidation Funds that is equal to the amount that the full amount of Liquidation Funds otherwise payable to each such holder in accordance with the terms of such shares bears to the full amount of Liquidation Funds otherwise payable to all holders of Series D-2 Preferred Stock and Pari Passu Shares. A Fundamental Transaction or Change of Control Transaction shall not be treated as a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder. The purchase or redemption by this Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of this Corporation.

     Section  6.  Conversion.

     (a) Conversions at Option of Holder. Each share of Series D-2 Preferred Stock shall be convertible into that number of shares of Common Stock (subject to the limitations set forth in Section 6(c)) determined by dividing the Stated Value of such share of Series D-2 Preferred Stock by the Conversion Price, at the option of the Holder, at any time and from time to time. Holders shall effect conversions by providing this Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Series D-2 Preferred Stock to be converted, the Issue Date of such Series D Preferred Stock, the number of shares of Series D-2 Preferred Stock owned prior to the conversion at issue, the number of shares of Series D-2 Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to this Corporation by facsimile (the "Conversion Date"). If no
Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to this Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Series D-2 Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

     (b) Conversion Price. The conversion price for the Series D Preferred Stock shall equal to $1.48, subject to adjustment herein (the "Conversion Price").

     (c) Beneficial Ownership Limitation. This Corporation shall not effect any conversion of the Series D-2 Preferred Stock or otherwise issue shares of Common

Stock to any Holder in respect of the Series D-2 Preferred Stock, and a Holder shall not have the right to convert any portion of the Series D-2 Preferred Stock or otherwise receive any shares of Common Stock in respect of the Series D-2 Preferred Stock, to the extent that after giving effect to such conversion and/or issuance, such Holder (together with such Holder's affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder's affiliates), as set forth on the applicable Notice of Conversion Form, would beneficially own (1) in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion or issuance or (2) if the Holder (together with such Holder's affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder's affiliates) beneficially owns in excess of 4.99% of the number of shares of Common Stock then outstanding or has waived the provisions of this
Section 6(c) with respect to the 4.99% limitation only, in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or issuance. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series D-2 Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted Stated Value of Series D-2 Preferred Stock beneficially owned by such Holder or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of this Corporation (including, without limitation, any other preferred stock or Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this
Section  6(c),  beneficial  ownership  shall  be  calculated  in accordance with
Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by a Holder that this Corporation is not representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 6(c) applies, the determination of whether the Series D-2 Preferred Stock is convertible (in relation to other securities owned by such Holder together with any affiliates) and of which a portion of the Series D-2 Preferred Stock is convertible shall be in the sole discretion of a Holder, and the submission of a Notice of Conversion shall be deemed to be each Holder's determination of whether the shares of Series D-2 Preferred Stock may be converted (in relation to other securities owned by such Holder) and of which portion of the Series D-2 Preferred Stock is convertible, in each case subject to such aggregate percentage limitation, and this Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (x) this Corporation's most recent Form 10-QSB or Form 10-KSB, as the case may be, (y) a more recent public announcement by this Corporation or (z) any other notice by this Corporation or this Corporation's Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, this Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of

Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion, exercise or issuance of securities of this Corporation, including the shares of Series D Preferred Stock, by such Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 6(c) with respect to either or both of the 4.99% and 9.99% limitations may be waived by such Holder, at the election of such Holder, upon not less than 61 days' prior notice to this Corporation, and the applicable provisions of this Section 6(c) shall continue to apply until such 61st day (or such later date, as determined by such Holder, as may be specified in such notice of waiver). Only the limitation that is specifically waived shall be waived so that a waiver of the 4.99% limitation shall not operate to waive the 9.99% limitation unless specifically set forth in the Holder's notice of waiver. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 6(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended 4.99% or 9.99% beneficial ownership limitation herein contained. The limitations contained in this paragraph shall apply to a successor Holder of the Series D-2 Preferred Stock.

     (d)  Mechanics  of  Conversion

     (i) Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Conversion Date (the "Share Delivery Date"), this Corporation shall deliver or cause to be delivered to the Holder (A) a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series D-2 Preferred Stock, and (B) a bank check (or at the discretion of the converting Holder, a wire transfer in immediately available funds) in the amount of accrued and unpaid dividends unless this Corporation is entitled and has elected to pay such dividends in shares of Common Stock pursuant to Section 3(a) (including the limitations under Section 6(c)), in which event this Corporation shall deliver certificates as aforesaid representing shares of Common Stock in payment of such accrued and unpaid dividends valued at the Dividend Price as if the Conversion Date were the Dividend Payment Date. After the Effective Date with respect to the Conversion Shares Registration Statement covering the subject Conversion Shares, this Corporation shall, upon request of the Holder, and if the Holder has provided the Corporation with the name of its prime broker that is a participant with the Depository Trust Company System through its Deposit Withdrawal Agent Commission System, deliver any certificate or certificates required to be delivered by this Corporation under this Section electronically through the Depository Trust Corporation. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to this Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event this Corporation shall immediately restore on the Series D Preferred Stock Register the shares of Series D-2 Preferred Stock tendered for conversion as outstanding in the name of such Holder, and the Holder shall promptly return any Common Stock certificates received in connection with such rescinded conversion.

          (ii) Obligation Absolute; Partial Liquidated Damages. This Corporation's obligations to issue and deliver the Conversion Shares upon conversion of Series D-2 Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to this Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of this Corporation to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of the Stated Value of its Series D-2 Preferred Stock, this Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Series D-2 Preferred Stock shall have been sought and obtained and this Corporation posts a surety bond for the benefit of the Holder in the amount of 150% of the Stated Value of Series D-2 Preferred Stock outstanding, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, this Corporation shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If this Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 6(d)(i) within two Trading Days of the Share Delivery Date applicable to such conversion, this Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series D-2 Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day after 3 Trading Days and increasing to $200 per Trading Day 6 Trading Days after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for this Corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

          (iii) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If this Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 6(d)(i) by a Share Delivery Date, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then this Corporation shall pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series D-2 Preferred Stock with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, under the immediately preceding sentence this Corporation shall be required to pay the Holder $1,000. The Holder shall provide this Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by this Corporation. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to this Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series D-2 Preferred Stock as required pursuant to the terms hereof.

          (iv) Reservation of Shares Issuable Upon Conversion. This Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series D-2 Preferred Stock and payment of dividends on the Series D-2 Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Series D-2 Preferred Stock), not less than such number of shares of the Common Stock as shall (subject to any additional requirements of this Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Series D-2 Preferred Stock. This Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Conversion Shares Registration Statement with respect to such shares is then effective under the Securities Act, registered for public sale in accordance with such Conversion Shares Registration Statement.

          (v) Fractional Shares. Upon a conversion hereunder, this Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If this Corporation elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

          (vi) Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Series D Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that this Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series D Preferred Stock so converted and this Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to this Corporation the amount of such tax or shall have established to the satisfaction of this Corporation that such tax has been paid.

     Section  7.  Certain  Adjustments.

     (a) Stock Dividends and Stock Splits. If this Corporation, at any time while the Series D-2 Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by this Corporation pursuant to this Certificate of Designation or in respect of any of the Series D Preferred Stock or Pari Passu Shares), (B) subdivides outstanding shares of Common Stock into a larger number of shares,
(C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of this Corporation, then the Conversion Price then in effect shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

     (b) Pro Rata Distributions. If this Corporation, at any time while Series D-2 Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than Common Stock then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. An adjustment shall be made under this Section 7(b) whenever any such distribution described in
Section 7(b) is made, and such adjustment shall become effective immediately on the date of such distribution.

     (c) Fundamental Transaction. If, at any time while any Series D-2 Preferred Stock is outstanding, (A) this Corporation effects any merger or consolidation of this Corporation with or into another Person, (B) this Corporation effects any sale of all or substantially all of its assets on a consolidated basis in one or a series of related transactions, (C) any tender offer or exchange offer (whether by this Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) this Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then, upon any subsequent conversion of Series D-2 Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and this Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series D-2 Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to this Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holder, in exchange for the shares of Series D-2 Preferred Stock, new preferred stock consistent with the foregoing provisions and evidencing the Holder's right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(c) and insuring that this Series D-2 Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

     (d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall exclude treasury shares, if any.

     (e)  Notice  to  Holders.

          (i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 7, this Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

          (ii) Notice to Allow Conversion by Holder. If (A) this Corporation shall declare a dividend (or any other distribution) on the Common Stock;
     (B) this Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) this Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights (other than pursuant to a shareholder rights plan provided that under such shareholder rights plan, such rights, before being detached, will be attached to Conversion Shares when issued); (D) the approval of any shareholders of this Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which this Corporation is a party, any sale or transfer of all or substantially all of the assets of this Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) this Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of this Corporation; then, in each case, this Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series D Preferred Stock, and shall cause to be mailed to each Holder at its last address as its shall appear upon the Series D Preferred Stock Register, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holders are entitled to convert the Conversion Amount of this Series D-2 Preferred Stock (or any part hereof) during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

     Section  8.  Optional  Redemption.

     (a) Optional Redemption at Election of Corporation. Subject to the provisions of this Section 8, at any time after the Original Issue Date, this Corporation may deliver a notice to the Holders (an "Optional Redemption Notice" and the date such notice is deemed delivered hereunder, the "Optional Redemption Notice Date") of its irrevocable election to redeem some or all of the then outstanding shares of Series D-2 Preferred Stock, for an amount, in cash, equal to the Optional Redemption Amount on the 20th Trading Day following the Optional Redemption Notice Date (such date, the "Optional Redemption Date" and such redemption, the "Optional Redemption"). The Optional Redemption Amount is due in full on the Optional Redemption Date. This Corporation may only effect an Optional Redemption if during the period commencing on the Optional Redemption Notice Date through to the date final payment is made, each of the Equity Conditions (exclusive of clause (viii) of the definition of Equity Conditions) shall have been met and the Company shall not have entered into an agreement or understanding for a Change of Control Transaction and there shall have been no public announcement of a Change of Control Transaction. If any of the Equity Conditions (exclusive of clause (viii) of the definition of Equity Conditions) shall cease to be satisfied at any time during the required period, then each Holder may elect to nullify its respective Optional Redemption Notice by notice to this Corporation within 3 Trading Days after the first day on which any such Equity Condition (exclusive of clause (viii) of the definition of Equity
Conditions) has not been met (provided that if, by a provision of the Transaction Documents this Corporation is obligated to notify the Holders of the non-existence of an Equity Condition, such notice period shall be extended to the third Trading Day after proper notice from this Corporation) in which case such Optional Redemption Notice shall be null and void, ab initio. This Corporation covenants and agrees that it will honor all Notice of Conversions tendered from the time of delivery of the Optional Redemption Notice through the date all amounts owing thereon are due and paid in full. If within six months following an Optional Redemption Date that occurs on or prior to the expiration of twenty-four (24) months from the Original Issue Date a Change of Control Transaction occurs, then the Holders whose Series D-2 Preferred Stock was redeemed on such Optional Redemption Date shall be entitled to be paid an additional amount equal to the amount by which the Optional Redemption Amount paid to such Holder is less than the amount such Holder would have received had such Holder's Series D-2 Preferred Stock so redeemed been redeemed pursuant to
Section  10(b)  upon  the  occurrence  of  such  Change  of Control Transaction.

     (b) Optional Redemption Upon Change in Treatment. This Corporation intends to record the Series D-2 Preferred Stock on its balance sheet as shareholder equity in accordance with GAAP. If this Corporation is required to reclassify all of the value of the Series D-2 Preferred Stock as a liability on its balance sheet by reason of (i) comments from the Commission received after the Original Issue Date; (ii) any literature (rules, interpretations, releases and the like) published by the Commission after the Original Issue Date or (iii) any change in accounting literature made after the Original Issue Date, then this Corporation shall give prompt notice of such event to the Holders. Within sixty (60) days (or if such sixty (60) day period would expire within this Corporation's first fiscal quarter in any fiscal year, then within fifteen (15) days following the date on which this Corporation makes public its results of operations for the immediately preceding fiscal year) of the giving of such notice, this Corporation may redeem all of the outstanding shares of Series D-2 Preferred Stock for a redemption price per share equal to the Stated Value of such Series D-2 Preferred Stock plus all accrued and unpaid dividends and other amounts due thereon to the date of redemption by delivery within such sixty (60) day period of an Optional Redemption Notice and shall otherwise be redeemed as if it were an Optional Redemption (without regard to any references to Equity Conditions or any references to Change of Control Transactions or the restrictions of Section
11) and references in Section 8(a) and Section 8(c) to Optional Redemption Amount shall be deemed to refer to the redemption amount payable pursuant to this Section 8(b).

     (c) Redemption Procedure. The payment of cash pursuant to an Optional Redemption shall be made on the Optional Redemption Date. If any portion of the cash payment for an Optional Redemption shall not be paid by this Corporation by the due date, interest shall accrue thereon at the rate of 18% per annum (or the Maximum Rate, if less) until the payment of the Optional Redemption Amount, plus all amounts owing thereon, is paid in full. Alternatively, if any portion of the Optional Redemption Amount remains unpaid after such date, the Holders subject to such redemption may elect, by written notice to this Corporation given at any time thereafter, to invalidate ab initio such redemption with respect to the shares of Series D-2 Preferred Stock for which the Optional Redemption Amount has not been paid in full, notwithstanding anything herein contained to the contrary and this Corporation shall have no further right to exercise such Optional Redemption (but shall be entitled to a full refund of any Optional Redemption Amounts actually paid in respect of the invalidated redemption). Notwithstanding anything to the contrary in this Section 8, this Corporation's determination to redeem shares of Series D-2 Preferred Stock shall be applied among the Holders of the Series D-Preferred Stock ratably. Each Holder may elect to convert shares of Series D-2 Preferred Stock pursuant to Section 6 prior to actual payment in cash for any redemption under this Section 8 by fax delivery of a Notice of Conversion to this Corporation.

     (d) Optional Monthly Redemptions. Subject to the provisions of this Section 8, commencing on the 6-month anniversary of the Issue Date of the Series D-2 Preferred Stock, and on each monthly anniversary of such Issue Date (each a "Monthly Optional Redemption Notice Date"), this Corporation may deliver a notice to the Holders (a "Monthly Optional Redemption Notice") of its irrevocable election to redeem up to the Monthly Optional Redemption Amount of each share of Series D-2 Preferred Stock in cash, or, subject to satisfaction of the Equity Conditions, at this Corporation's option, in shares of this Corporation's Common Stock. Such a redemption shall decrease the Stated Value of each share of Series D-2 Preferred Stock by an amount per share equal to the Monthly Optional Redemption Amount divided by the number of then outstanding Series D-2 Preferred Stock. Except as otherwise provided herein, if at any time this Corporation elects to redeem the Monthly Optional Redemption Amount partially in cash and partially in shares of Common Stock, then such cash and shares shall be distributed ratably among the Holders based upon the number of shares of Series D-2 Preferred Stock held by each Holder. The number of shares of Common Stock to be issued to each Holder in payment of the Monthly Redemption Amount shall be determined by multiplying the Monthly Optional Redemption Amount to be paid to such Holder in shares of Common Stock by 112% and dividing the product obtained by the Amortization Price. The date for redemption (the "Monthly Optional Redemption Date") of each month's Monthly Redemption Amount shall be the 20th Trading Date following the Monthly Optional Redemption Notice Date. This Corporation may only effect a monthly optional redemption of Series D-2 Preferred Stock in shares of Common Stock if during the period commencing on the most recent monthly anniversary date of the Issue Date of the Series D-2 Preferred Stock through the date payment is made, each of the Equity Conditions shall have been met. If any of the Equity Conditions shall cease to be satisfied at any time during the required period, then each Holder may elect to nullify its respective Monthly Optional Redemption Notice by notice to this Corporation within 3 Trading Days after the first day on which any such Equity Condition has not been met (provided that if, by a provision of the Transaction Documents this Corporation is obligated to notify the Holders of the non-existence of an Equity Condition, such notice period shall be extended to the third Trading Day after proper notice from this Corporation) in which case such Optional Redemption Notice shall be null and void, ab initio. This Corporation covenants and agrees that it will honor all Notice of Conversions tendered from the time of delivery of the Monthly Optional Redemption Notice through the date all amounts owing thereon are due and paid in full. Whenever the Stated Value of any Series D-2 Preferred Stock has been reduced to zero, such share shall be deemed cancelled and retired and shall no longer be deemed outstanding.

     (e) Monthly Optional Redemption Procedure. The selection of Series D-2 Preferred Stock to be redeemed pursuant to a Monthly Optional Redemption Notice and the payment of the Optional Redemption Amount in cash shall be made in accordance with Section 8(c) as if it were an Optional Redemption. Issuance of shares of Common Stock in payment of any of the Monthly Optional Redemption Amount (and penalties and procedures for failure to deliver such shares) shall be consistent with the issuance of shares upon conversion pursuant to Section 6 treating the Monthly Optional Redemption Date as the Conversion Date.

     Section 9. Forced Conversion. Notwithstanding anything herein to the contrary, if from and after the expiration of 24 months from the Issue Date the VWAP for each Trading Day in any 20 consecutive Trading Day period ("Threshold Period"), which Threshold Period shall have commenced only after such 24 month period, exceeds the then Conversion Price (as adjusted from time to time as provided herein) by 250%, this Corporation may, within 1 Trading Day after any such Threshold Period, deliver a notice to the Holder (a "Forced Conversion Notice" and the date such notice is received by the Holder, the "Forced Conversion Notice Date") to cause the Holders to immediately convert all or part of the then outstanding shares of Series D-2 Preferred Stock into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series D-2 Preferred Stock by the Conversion Price within 3 Trading Days of the Forced Conversion Notice Date. This Corporation may only effect a Forced Conversion Notice if during the Threshold Period and until the 3rd Trading Day following the Forced Conversion Notice Date, all of the Equity Conditions shall have been met. If any of the Equity Conditions shall cease to be satisfied at any time during the required period, then the Forced Conversion Notice shall be null and void, ab initio. Any Forced Conversions hereunder shall be applied ratably to all Holders based on the number of shares of Series D-2 Preferred Stock held by each Holder. In no event may this Corporation require conversion of any Series D Preferred Stock of any Holder in excess of the limitations of
Section  6(c)  applicable  to  such  Holder.

     Section  10.  Redemption  Upon  Triggering  Events.

     (a) "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

          (i) the failure of the initial Conversion Shares Registration Statement contemplated by Section 2(a) of the Registration Rights Agreement to be declared effective by the Commission on or prior to the 150th day after the Original Issue Date;

          (ii) the failure of any additional Conversion Shares Registration Statement contemplated by the Registration Rights Agreement to be declared effective by the Commission on or prior to the 120th day after the Issue Date of any Additional Series D Preferred Stock if applicable or in all other cases, on or prior to the 120th day after the Filing Date for such additional Conversion Shares Registration Statement;

          (iii) if, during the applicable Effectiveness Period, as that term is defined in each Registration Rights Agreement, the effectiveness of the Conversion Shares Registration Statement lapses for any reason for more than an aggregate of 45 calendar days (which need not be consecutive days) during any 12 month period, or the Holder shall not be permitted to resell Registrable Securities, as that terms is defined in the Registration Rights Agreement, under such Conversion Shares Registration Statement for a period of 15 consecutive Trading Days or more than an aggregate of 45 calendar days (which need not be consecutive days) during any 12 month period, provided, however, that if the lapse of the effectiveness or the lack of availability of the Registration Statement is extended beyond the foregoing time periods as a result of delays by the SEC in the context of a review by the Commission of such Registration Statement (including any post-effective amendments thereto, or any of this Corporation's periodic reports filed with the Commission) to provide comments to this Corporation or to respond to this Corporation's responses to the Commission's comments, then the foregoing time periods may be extended by the number of days attributable to such delays by the Commission up to a maximum of an additional twenty
     (20)  calendar  days;

          (iv) this Corporation shall fail to deliver certificates representing Conversion Shares issuable upon a conversion of Series D-2 Preferred Stock that comply with the provisions hereof prior to the 5th Trading Day after such shares are required to be delivered hereunder, or this Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Series D-2 Preferred Stock in accordance with the terms hereof;

          (v) one of the Events (as defined in the Registration Rights Agreement) described in subsections (i), (ii) or (iii) of Section 2(b) of the Registration Rights Agreement shall not have been cured to the satisfaction of the Holders prior to the expiration of 30 days from the Event Date (as defined in the Registration Rights Agreement) relating thereto (other than an Event resulting from (x) a failure of the initial Conversion Shares Registration Statement to be declared effective by the Commission on or prior to the 150th day after the Original Issue Date or
     (y) a failure of any Additional Conversion Shares Registration Statement to be declared effective by the Commission on or prior to the 120th day after the applicable Issue Date or Filing Date, which shall be covered by Section 10(a)(i);

          (vi) this Corporation shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within 15 days after notice therefor is delivered hereunder or shall fail to pay all amounts owed on account of an Event within five days of the date due;

          (vii) this Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to Holders upon a conversion hereunder;

          (viii) unless specifically addressed elsewhere in this Certificate of Designation as a Triggering Event, this Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the terms of this Certificate of Designation or the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by this Corporation, have been remedied within 20 calendar days after the date on which written notice of such failure or breach shall have been given by a Holder to the Company provided, however, that if there shall have been a breach of a warranty which is immaterial in nature and amount but cannot be cured, then such breach shall not constitute a Triggering Event;

          (ix)  this  Corporation  shall  redeem  any  Junior  Securities;

          (x)  the  occurrence  of  a  Change  of  Control  Transaction;

          (xi)  there  shall  have  occurred  a  Bankruptcy  Event;

          (xii) the Common Stock shall fail to be listed or quoted for trading on a Trading Market for more than 5 Trading Days, which need not be consecutive Trading Days; or

          (xiii) the Starsys Merger Agreement shall be terminated without consummation of the Starsys Merger or the Starsys Merger shall not have been consummated on or before March 31, 2006.

     (b) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require this Corporation to redeem out of funds legally available therefor all of the Series

D-2 Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount; provided that in the case of the Triggering Event described in clause (x) of Section 10(a) occurring prior to the expiration of 36 months from the Original Issue Date, the Triggering Redemption Amount shall be 130% of the Stated Value; and, provided further, that, in the Event of a Triggering Event described in clause (xiii) of Section 10(a), such Holder shall have fully exercised its right to require redemption on or prior to April 15, 2006. The Triggering Redemption Amount shall be due and payable within 5 Trading Days of the date on which the notice for the payment therefor is provided by a Holder; provided, however, that in the event of a Triggering Event specified in Section 10(a)(xiii), such 5 Trading Day period with respect to any Holder shall begin on the date on which this Corporation shall receive, in addition to such Holder's notice, all of the outstanding Warrants and Preferred Stock Warrants issued to such Holder on the Original Issue Date, together with such forms of assignment or cancellation as this Corporation shall reasonably request from each applicable Holder (the "Triggering Redemption Payment Date"); provided, further that, upon failure of this Corporation to timely pay the Triggering Redemption Amount in respect of a Triggering Event specified in
Section 10(a)(xiii), this Corporation shall return all of such Holder's Preferred Stock Warrants to such Holder until such time as this Corporation shall satisfy in full its obligations under this Section 10(b), as applicable, at which time such Holder shall tender its outstanding Preferred Stock Warrants to this Corporation. If this Corporation fails to pay the Triggering Redemption Amount hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section, this Corporation will pay interest on any unpaid amount thereof at a rate of 18% per annum (or the Maximum Rate, if less), accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Series D-2 Preferred Stock is outstanding until such date as the Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount plus all accrued but unpaid dividends and all accrued but unpaid liquidated damages in cash.

     Section 11. Negative Covenants. So long as any shares of Series D-2 Preferred Stock are outstanding, without the consent of the Holders owning of record a majority of the shares of Series D-2 Preferred Stock then outstanding, this Corporation will not and will not permit any of its Subsidiaries to directly or indirectly:

     (a) Except for Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

     (b) Except for Permitted Liens, enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

     (c) amend its articles of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of any Holder (for the avoidance of doubt, the filing of amendments to this Corporation's articles of incorporation to file a certificate of designations for any other series of

Series D Preferred Stock authorized and designated pursuant to the Transaction Documents or Pari Passu Shares pursuant to Section 4.24 of the Purchase
Agreement  is  specifically  permitted);

     (d) designate any class or series of capital stock having any rights or preferences senior or pari passu with the rights and preferences of the Series D Preferred Stock except pursuant to Section 4.24 of the Purchase Agreement;

     (e) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents or any other Junior Securities other than as to the Conversion Shares to the extent permitted or required under the Transaction Documents or as otherwise permitted by the Transaction Documents, except for repurchases of equity securities (including cashless exercise of options) issued pursuant to this Corporation's equity compensation plans and net exercises of the options granted to this Corporation's executives on December 20, 2005;

     (f) issue any variable priced equity securities or any variable priced equity linked securities or enter into any Variable Rate Transaction except as permitted by Section 4.24 of the Purchase Agreement;

     (g)  enter  into  any  agreement  with  respect to any of the foregoing; or

     (h) pay cash dividends or distributions on any equity securities of this Corporation other than the Series D Preferred Stock, amounts paid as expressly provided herein and in the Transaction Documents and dividends due and paid in the ordinary course on its Pari Passu Shares when this Corporation is in compliance with its payment and other obligations hereunder.

     Section  12.  Miscellaneous.

     (a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to this Corporation, at the following facsimile number and address, facsimile number 858.375.1000, Attn: Richard B. Slansky, President, 13855 Stowe Drive, Poway, California 92064 or such other address or facsimile number as this Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by this Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the Series D Preferred Stock Register, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder or at such other address as the Holder shall designate by notice given to this Corporation pursuant to this Section 12(a). Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     (b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of this Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Series D-Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

     (c) Series D Preferred Stock Register. The Series D-2 Preferred Stock shall be issued without certificates. Within a reasonable time after the issuance or transfer of Series D-2 Preferred Stock, this Corporation shall send to the Holder thereof a written statement of the information required on certificates by subsections (2) and (4) of sections 7-106-206 and 7-106-208 of the Colorado Business Corporation Act. This Corporation shall maintain a register for the Series D-2 Preferred Stock and all other Series D Preferred Stock at its principal executive office in which it shall record the issuance of all shares of Series D Preferred Stock, the name and address of each record Holder of Series D Preferred Stock, all issuances and transfers of Series D Preferred Stock, all adjustments to the Stated Value of Series D Preferred Stock converted by any Holder and the dates of such conversion, the payment of dividends thereon and notations with respect to the restrictions on transfer of any shares of Series D Preferred Stock pursuant to the Purchase Agreement or Registration Rights Agreement and such other information as this Corporation shall deem appropriate to evidence the outstanding Series D Preferred Stock from time to time (the "Series D Preferred Stock Register"). In the event of any dispute or discrepancy in the number of outstanding shares of Series D Preferred Stock to which each Holder is entitled, the Series D Preferred Stock Register shall be controlling absent manifest error. Within one Trading Day of a request by any Holder, this Corporation shall advise and confirm to a Holder the number of shares of Series D Preferred Stock registered in the name of the Holder, the Stated Value of such Series D Preferred Stock and the aggregate Stated Value of all outstanding Series D Preferred Stock. This Corporation may treat the Person in whose name any Series D Preferred Stock is registered on the Series D
Preferred Stock Register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

     (d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado, without regard to the principles of conflicts of law thereof except that to the extent Colorado law does not require the construction, validity, enforcement or interpretation to be governed by Colorado law, the law of the State of New York shall apply. All legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against this Corporation or a Holder or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). This Corporation and each Holder, by accepting Series D-2 Preferred Stock, hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. This Corporation and each Holder of Series D Preferred Stock hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. This Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If this Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the opposing party to such action for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

     (e) Waiver. Any waiver by this Corporation or the Holders of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of this Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

     (f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

     (g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a day when banks are open for business in New York (such day, a "Business Day"), such payment shall be made on the next succeeding Business Day.

     (h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

                              *********************

SOLVED, FURTHER, that the chairman, the chief executive officer or the president, and the secretary or any assistant secretary, of this Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Colorado Business Corporation Act.

                                   ANNEX A

                              NOTICE OF CONVERSION

          (TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT
                      SHARES OF SERIES D-2 PREFERRED STOCK)

     The undersigned hereby elects to convert the number of shares of Series D-2 Amortizing Convertible Perpetual Preferred Stock (the "Series D Preferred Stock") indicated below, into shares of common stock, par value $0.0001 per share (the "Common Stock"), of SpaceDev, Inc., a Colorado corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by this Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Date  to  Effect  Conversion:
                              --------------------------------------------------
Number of shares of Series D Preferred Stock owned prior to Conversion:
                                                                       ---------
Number of shares of Series D Preferred Stock to be Converted:
                                                             -------------------
Stated Value of shares of Series D Preferred Stock to be Converted:
                                                                   -------------
Number of shares of Common Stock beneficially owned by the undersigned Holder (excluding shares issuable upon exercise of any Warrants issued in connection with the Series D Preferred Stock held by the undersigned:
                                                          ----------------------
Number  of  shares  of  Common  Stock  to  be  Issued:
                                                      --------------------------
Applicable  Conversion  Price:
                              --------------------------------------------------
Number of shares of Series D Preferred Stock subsequent to Conversion:
                                                                      ----------

     Please issue the Common Stock into which the Series D Preferred Stock is being converted and, if applicable, any check in the following name and to the following address:

Issue  to:
                 ---------------------------------------------------------------
Address:
                 ---------------------------------------------------------------
Telephone Number:
                 ---------------------------------------------------------------
Facsimile Number:
                 ---------------------------------------------------------------

Authorization:
                 ---------------------------------------------------------------
By:
      ---------------------------------------------------------------
Title:
      ---------------------------------------------------------------
Dated:
      ---------------------------------------------------------------
Account  Number  (if  electronic  book  entry  transfer):-----------------------

Transaction  Code  Number  (if  electronic  book  entry  transfer):-------------

Federal  ID#  (if  required):

                    [NOTE TO HOLDER - THIS FORM MUST BE SENT
                         CONCURRENTLY TO TRANSFER AGENT]


[HOLDER]


By:
   -------------------------------------
     Name:
     Title: